COMPANY LOGO
                                           CONTACT:  Henry G. Schopfer, III
                                   Executive V.P. & Chief Financial Officer
                                                        2506 Lakeland Drive
                                                         Jackson, MS  39208
                                                               601.936.1515


                           FOR IMMEDIATE RELEASE

WIRELESS ONE, INC. ANNOUNCES MORE FAVORABLE TERMS OF $36 MILLION FINANCING
                                COMMITMENT

JACKSON, MISS., June 23, 1999 - Wireless One, Inc. (OTC Bulletin Board:
WIRL) announced today its agreement to a $36 million financing commitment on more favorable terms than previously announced. The Company has signed a commitment letter (the "Commitment Letter") from MCI Worldcom, Inc. ("MCI") to provide the financing. MCI is the Company's current debtor-in-possession lender and has stated it is the holder of at least two-thirds (in amount) of the Company's outstanding senior notes.

Henry Burkhalter, President and CEO stated, "On May 18, 1999, Wireless One announced that the Company had received a commitment for $36 million of financing from Cerberus Capital Management, L.P. ("Cerberus") that would provide the Company with the funds needed to implement a plan of reorganization and enable the Company to exit bankruptcy a stronger, more viable company. Thereafter, MCI indicated that it would be willing to provide similar financing on more favorable terms to the Company. The Company then sought the best financing terms from both Cerberus and MCI and is most appreciative of the efforts put forth by each of those companies. As a result of those efforts, the interest rate will be 10 percent annually payable, at the Company's option, either quarterly or at maturity, fees will be one percent of the loan amount and there is no provision for warrants to acquire equity in the Company."

The Commitment Letter contemplates that the financing would mature two years from the closing date, except in certain circumstances, and thus would provide the funds needed by the Company to repay the approximately $20 million of existing debtor-in-possession financing and to fund the future working capital needs of the Company. Yesterday, the Company received authorization from the United States Bankruptcy Court for the District of Delaware to enter into the Commitment Letter.

Upon consummation of the financing and so long as it is not repaid, MCI, as lender, would have the right to approve any revisions to the proposed plan of reorganization that the Company filed with the Bankruptcy Court on March 15, 1999, except for any revisions to the allocation of the equity of the reorganized Company. As announced on May 14, 1999 and described in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, the Company is reviewing the appropriateness of the provisions of the plan of reorganization proposed by the Company in light of recent developments in the Company's industry.

The closing of the financing is subject to a number of conditions, including negotiation of final documentation and approval by the Bankruptcy Court. A hearing on the approval of the financing is scheduled for July 20, 1999.

THE COMPANY

Wireless One, Inc.'s exclusive licenses in the MMDS and WCS spectrums enable the Company to provide digital broadband (i.e., high-capacity) wireless access (commonly known as "BWA") services (such as high-speed Internet connection, data transmission and telephone). In addition, the Company provides analog wireless multichannel subscription television programming (commonly known as "wireless cable") services primarily in small to mid-size markets in the southern and southeastern United States.

The Company has an eCommerce partnership with Netgateway, Inc. whereby Netgateway has created an electronic mall at www.wirelessonemall.com. The mall allows businesses to set up economical eCommerce "storefronts" to offer products and services and gives consumers a convenient, no charge and secure place to shop on the Internet.

The Company also has a marketing alliance with DIRECTV, Inc. that enables it to provide expanded television programming via Direct Broadcast Satellite signal.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release, including statements that are not a statement of historical fact, may constitute "forward-looking" statements as defined in the Securities Act of 1933, as amended. Such statements include, without limitation, statements regarding future liquidity, cash needs and alternatives to address capital needs, and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe, "we intend," and similar words or phrases.

Important factors that could cause actual results to differ materially from the Company's expectations include, without limitation, the final terms and conditions of the proposed financing, Bankruptcy Court approval and any other approvals required for the proposed financing, any other matters requiring Bankruptcy Court or other approvals, the future amount of the Company's negative cash flow, the future results of the Company's operations, resolution of the Company's supply need for modems used in the Company's high speed Internet product, business opportunities that may be presented to and pursued by the Company, changes in laws or regulations, uncertainty of the Company's ability to obtain FCC authorizations, competition, physical limitations of wireless cable transmission, changes in general business and economic conditions in the Company's operation regions and issues arising from Year 2000 information technology matters, many of which are beyond the control of the Company. Further information regarding these and other factors that might cause future results to differ from those projected in the forward-looking statements is described in more detail under the heading "Factors That May Affect Future Results of the Company" in the Company's Form 10-K for the year ended December 31, 1998 and under the heading "Management's Discussion and Analysis" in the Company's Form 10-Q for the quarter ended March 31, 1999.

                         # # #

Editors Note: More information about Wireless One is available on the Internet at www.wirelessone.com.